Exhibit 4.5
Irrevocable Undertaking for Medigus Ltd. Shares' Purchase

Purchase Order- Medigus Ltd.

1.
Medigus Ltd. (hereinafter: the "Company") – private placement of the Company's ordinary shares, par value NIS 0.01 per ordinary share, and non-negotiable warrants, each exercisable into one ordinary share of the Company, as part of the Company's private placement, in such amount issued by the Company, and in accordance with the following terms and conditions (hereinafter: the "Private Placement" and the "Securities", respectively). The Company's ordinary shares are registered for trade on the Tel Aviv Stock Exchange (hereinafter: "TASE") (ISIN: Shares 1096171).

2.
We hereby irrevocably undertake to purchase the Company's newly issued ordinary shares and non-negotiable warrants issued to us and on such date as determined by the Company in its sole discretion, as follows:

30,652,436 of the Company's ordinary shares par value NIS 0.01 per ordinary share and 12,260,974 non-negotiable warrants, each exercisable into one ordinary share par value NIS 0.01 per ordinary share, in consideration for a total amount of NIS 13,728,000. The Company's ordinary share's purchase price was calculated based on 98% of the ordinary share's closing price as of June 26, 2014, which was NIS 0.457 and the USD -NIS exchange rate as of such date, which was NIS 3.4320 per USD.

3.	The consideration for the Private Placement shall be used by the Company for the purpose of its ongoing operations, as such operations may be from time to time.

4.	The Private Placement is subject to the Company raising additional capital in the total sum of four (4) million USD from U.S. investors.

5.
We acknowledge the possibility that due to the need to convene a special meeting of the Company's shareholders the pricing for the U.S. investors may differ from that of Migdal Insurance and Financial Holdings Ltd.

6.	We hereby declare, confirm and undertake as follows:

Our company is qualifies as one of the entities specified in sub-section 86.D of the TASE Company Guide, and in particular as one of the following entities: (1) Provident Fund as such term is defined under the Control of Financial Services (Provident Funds) Law, 5765-2005; (2) Mutual Fund as such term is defined under the Joint Investment Trust Law, 5754-1994; (3) Insurer against Obligations Arising from Life Insurance Business Profit Sharing as defined under the Insurance Business (Control) Regulations (Ways of Investing an Insurer's Capital, Reserves and Obligations), 5761-2001.

7.
We hereby confirm that we are aware that the Company is entitled to accept or reject our purchase order, in whole or in part, to determine the scope of the issuance, and is entitled to reject or cancel the Private Placement, all in its sole discretion, and there is a possibility that the Company shall issue less Securities than the ones we have undertaken to purchase herein. We are also aware that the Company may accept similar and/or additional offers to purchase its securities, and we acknowledge that the Company is entitled to prefer certain offers for the purchase of such securities over others and/or reject such offers, all in its sole discretion. We do not, nor will we, have any claim against the Company and/or other affiliated companies and/or anyone acting on its behalf (including officer holders, employees, consultants on anyone on their behalf) with regards to the Company's decision to accept our purchase order herein fully, partly or refuse it altogether. Moreover, nothing in this undertaking shall bind, in any way, the Company or anyone on its behalf towards us or anyone on our behalf.

8.
The offer herein is on our behalf. Furthermore, we are aware that if the Company accepts our offer, in whole or in part, the offered Securities issued for us shall be subject, upon issuance, to restrictions on their resale, including the restrictions set forth under section 15C of the Securities Law, 5728-1968 and the Securities Regulations (Details with regard to Sections 15A to 15C of the Law), 5760-2000.

9.
We are not an interested party in the Company (as the term "interested party" is defined in the Companies Law, 5759-1999) at the time of the Private Placement. We are aware that upon the execution of the Private Placement (and to the extent that the offered Securities shall only be issued to us and not to any other investors), we may then become an interested party in the Company. We are aware that as interested parties in a public company, we will be subject, under the provisions of applicable law, to certain duties or disclosures.

10.
We acknowledge that the entire Private Placement, including the Securities which may be issued to us, is subject to meeting all of the following terms and conditions (hereinafter: the "Suspending Conditions"): the Private Placement and our participation in it, as stipulated herein, must be approved by a resolution of the Company's board of directors, and further approved by any other organ of the Company as may be required by law, including the approval of the general meeting of the Company's shareholders, approval of the TASE to register the issued ordinary shares and the ordinary shares which shall result from the exercise of the warrants, and the publishing of a Private Placement report as prescribed by law.

11.
Immediately following the satisfaction of all Suspending Conditions, the parties hereto shall cooperate to execute the Private Placement in such manner that the Company shall issue the offered Securities and transfer them to us through the issuance coordinator, parallel to our transfer of the consideration for the issued Securities to the issuance coordinator, who shall execute the payment to the Company. In case any or all of the Suspending Conditions have not been met within sixty (60) business days from the date of the signing of this agreement herein (hereinafter: the "Final Date"), such issuance shall be deemed cancelled. In such case, we shall be entitled to no indemnification. Moreover, we do not, nor will we, have any claim against the Company and/or other affiliated companies and/or anyone acting on its behalf (including office holders, employees, consultants on anyone on their behalf), where the Suspending Terms have not been met, including any failure on the Company's behalf to approve the Private Placement.

12.
The Company undertakes to release the ordinary shares from their respective lock-up provisions by virtue of a non-uniform offering or by establishing an ADR program in a U.S. capital market within seven (7) months from their purchase. Should the Company fail to meet its undertakings, it shall compensate the investor by payment of two percent (2%) of its total consideration per each month during which such release is delayed, up to a maxim total compensation of twenty four percent (24%) of its respective investment. Should such release be delayed due to an act or omission on the investor's behalf, the period for which the Company shall be required to compensate the investor shall be delayed accordingly.

13.
We hereby authorize the issuance coordinator to charge our account for the full compensation undertaken herein for the issuance of the Securities (in accordance with the delivery of a notification of acceptance of our offer by the Company), which shall be executed simultaneously with the issuance of the Securities offered by the Company.

14.	We hereby acknowledge the Company's right, in its sole discretion, to cancel the Private Placement and we do not, nor will we, have any claim against the Company should it do so.

15.
We confirm that we have the financial, business and economic ability and skills necessary to assess the risks and prospects of this investment in the Company's Securities and to undertake its execution. We further have the knowledge and expertise to assess and evaluate the tax implication of this transaction and the purchase of the offered Securities should they be issued to us.

16.
We acknowledge that the Securities to be issued to us, if any, shall be issued without any representations or warranties by the Company ("As-Is"), free and clear of any lien, charge or claim of any third party. We have sufficient knowledge of the Company's business status and have reviewed the Company's reports.

17.
To the extent the Company had disclosed, during its negotiations with us, any "inside information", as such term is defined in the Securities Law, 5728-1968, we hereby undertake to keep any information so disclosed and not already public, confidential, including any inside information, if such was disclosed to us. We have proper knowledge of the provisions of any applicable law and the limitations imposed on us in connection with the use of such inside information, and we hereby undertake to comply with them with respect to information disclosed to us by the Company, should such information qualify as inside information. We acknowledge that the Company may be required to publish an immediate public report concerning this issuance and any other agreement engaged with us in connection with this issuance.

18.	We hereby give our consent to the Company to add additional investors to the Private Placement and to increase its scope, as it deems fit.

19.
The Company's acceptance of our offer shall be executed by virtue of delivering a written notice to us to the below facsimile number, in which it shall specify the number of securities to be purchased by us and the consideration to be paid for such purchase (hereinafter: the "Acceptance Notice"). The Acceptance Notice shall be provided by the Company or by the issuance coordinator or such other party acting on his behalf.

20.
We hereby certify that no other, oral or written agreements are in effect between us and the Company's shareholders, or between us and any other party regarding the Company and the purchase or sale of its Securities, or in connection to voting rights in the Company.

21.	Each party hereto shall bear its expenses relating to the execution of the issuance stipulated herein.

_____________________________

Signature and stamp of Medigus Ltd.

Name of the Investor: Migdal Insurance Company Ltd.

Signature and stamp of Investor: __________________

Annex A

Terms of the Warrant:

•	A new series which shall be issued in the framework of the Private Placement

•	The warrants shall be non-negotiable

•	Exercise period: three years from date of issuance

•	Exercise Price: NIS 0.627004